Exhibit 5.1

4801 Main Street, Suite 1000

Kansas City, MO 64112

Main: 816.983.8000

Fax: 816.983.8080

January 17, 2012

Board of Directors
Corgenix Medical Corporation
11575 Main Street, Suite 400
Broomfield, Colorado 80020

Re:

Registration Statement on Form S-8 Relating to the Registration of the Offer and Sale of up to 4,500,000 Shares of Common Stock Under the 2011 Incentive Compensation Plan and the Third Amended and Restated Employee Stock Purchase Plan

Dear Board of Directors:

We have acted as counsel for Corgenix Medical Corporation, a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of up to 4,500,000 shares of the Company’s common stock, par value $.001 per share (the “Shares”), reserved for issuance under the Company’s 2011 Incentive Compensation Plan and the Company’s Third Amended and Restated Employee Stock Purchase Plan (the “Plans”).

As counsel, we have reviewed the Good Standing Certificate with respect to the Company issued by the Secretary of State of Nevada dated January 17, 2012.  We have also reviewed the organizational documents of the Company, including the Amended and Restated Articles of Incorporation certified by the Nevada Secretary of State on June 19, 2008 (the “Amended and Restated Articles”) and the Bylaws as amended to date (the “Bylaws”).  The Amended and Restated Articles and the Bylaws were each further certified as to completeness and accuracy by the Secretary of the Company in the Certificate of the Secretary of the Company (the “Secretary”) dated as of January 17, 2012 (the “Secretary’s Certificate”).  We have also examined copies of resolutions adopted: (i) by the Board of Directors of the Company (the “Board”) at a meeting of the Board and (ii) by the shareholders of the Company at the Annual Meeting of Shareholders, each of which meetings were held on January 17, 2012, and both of which resolutions were certified by the Secretary in the Secretary’s Certificate.  We have relied on other factual matters which affect our opinion on the Secretary’s Certificate.  We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly and validly authorized and, when issued and paid for as contemplated by the Plans, such Shares will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

We are members of the Bar of the State of Colorado, and we do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of Colorado, and we have assumed that the law of the State of Nevada is the same as the law of the State of Colorado.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Respectfully submitted,

/s/ Husch Blackwell LLP
Husch Blackwell LLP